Exhibit 5.1

[Letterhead of Hillis Clark Martin & Peterson P.S.]

June 15, 2023

Nautilus, Inc.

17750 SE 6th Way

Vancouver, WA 98683

Ladies and Gentlemen:

We have acted as counsel to Nautilus, Inc., a Washington corporation (the “Company”), in connection with the registration of (i) up to 3,525,000 shares of common stock, at no par value per share, of the Company (“Common Stock”), (ii) pre-funded warrants to purchase up to 573,362 shares of Common Stock (the “Pre-funded Warrants”), and (iii) up to 573,362 shares of Common Stock issuable upon exercise of the Warrants (the “Pre-funded Warrant Shares”), pursuant to a registration statement on Form S-3 (File No. 333-249979) (such registration statement, including any amendments thereto and documents filed therewith, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 9, 2020, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and as amended by an Amendment filed on October 22, 2021, including the prospectus in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated June 15, 2023, filed pursuant to Rule 424(b)(5) of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Common Stock has been duly authorized and, when issued and sold by the Company in the manner described in the Prospectus, will be validly issued, fully paid and non-assessable; (ii) the Pre-funded Warrant Shares have been duly authorized by the Company; and (iii) the Pre-funded Warrant Shares, if issued and delivered on the date hereof upon exercise of the Pre-funded Warrants in accordance with their terms, would be validly issued, fully paid and non-assessable.

Nautilus, Inc.

June 15, 2023

This opinion is limited in all respects to the Washington Business Corporation Act (RCW 23B), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated June 15, 2023. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Hillis Clark Martin & Peterson P.S.

Hillis Clark Martin & Peterson P.S.